Exhibit 21

SUBSIDIARIES OF REGISTRANT

The registrant, Telular Corporation, is a Delaware corporation. The registrant's subsidiaries are:

1.	Telular - Adcor Security Products, Inc., a Georgia corporation.

2.	Telular International, Inc., an Illinois corporation.

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